Exhibit 10.17

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into, effective as of January 1, 2026 (the “Effective Date”), by and between Jason Chung (“Employee”), an individual resident of Hong Kong, and Riot Cayman, a limited company organized under the laws of the Cayman Islands, for itself and its affiliate, Riot Platforms, Inc., a Nevada corporation, (“Riot” or the “Company”). Employee and the Company are sometimes referred to herein collectively as the “Parties” and each, individually, as a “Party” to this Agreement.

WHEREAS, the Company wishes to employ Employee as its Chief Financial Officer (“CFO”) effective March 1, 2026, and Employee wishes to accept such employment with the Company, in each case subject and pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of such consideration is hereby acknowledged, the Parties agree as follows:

1.	Position, Duties and Scope of Employment.
a.Position; Job Duties. Employee hereby accepts and agrees to serve full-time as the Company’s CFO subject and pursuant to the terms of this Agreement. In such position, Employee shall have such powers, authorities, and responsibilities as may reasonably be assigned to Employee from time to time, as well as such other powers, responsibilities, and authorities customary for employees of similar rank and title of corporations of the size, type, and nature of the Company; provided, however, Employee shall have no authority to bind the Company or any of its subsidiaries by a promise or representation or to enter into any contract, either written or oral, affecting the Company or any of its subsidiaries, except specifically granted by the Company.
b.Performance under this Agreement. During the Employment Term (as defined herein), Employee shall perform and fulfill Employee’s duties and responsibilities under this Agreement to the best of Employee’s abilities and in a trustworthy, professional, competent, and efficient manner. Employee shall at all times comply with and be subject to all applicable policies, procedures, codes of conduct, requirements, and organizational regulations established by and/or amended by or on behalf of the Company from time to time.
c.Preparation, Ownership, and Storage of Data and Documents. Employee shall prepare, in connection with services performed under this Agreement, all reports, documents and correspondence necessary and/or appropriate under the circumstances, all of which shall belong to the Company. Employee shall store electronically all reports, documents, correspondence, and data on and in Company-designated storage and will not archive or otherwise retain any tangible or intangible copies, summaries, or descriptions of said reports, documents, correspondence, or data or otherwise store any such materials outside of such Company-designated storage.
d.Fiduciary Duty; Conflict of Interests. By accepting employment with the Company, Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and to not intentionally engage in any act which would directly or indirectly injure the Company’s business, interests, or reputation. In keeping with the Employee’s fiduciary duties and obligations to the Company, Employee shall not become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining written approval from the Chief Executive Officer of the Company. Employee may, however, with prior written consent from the Chief Executive Officer (which consent shall not unreasonably be withheld), serve on one corporate board as a board member and serve on one civic or non-profit board as a board member at any given time during Employee’s employment with the Company; provided, however, that Employee engages in such outside activities only during Employee’s personal time.

2.Term of Employment. Employee’s employment under this Agreement shall commence on the Effective Date and continue for a period through January 10, 2031, unless such employment is terminated earlier pursuant to Section 6 of this Agreement (the “Employment Term”). The term of this Agreement shall be automatically renewed for a period of twelve-(12)-months following the expiration of the Employment Term, and for successive twelve-(12)-month periods thereafter (each, a “Renewed Term”), until this Agreement is terminated in accordance with Section 6 or a Party delivers a notice of non-renewal in accordance with this Section 2. The period during which the Employee is employed by the Company under this Agreement, including the Employment Term and any Renewed Term, is referred to as the “Employment Term” in this Agreement. If either Riot or Employee does not wish to renew the term of this Agreement following the expiration of the Employment Term or Renewed Term, as applicable, the non-renewing Party may elect not to renew the term of this Agreement by delivering a notice to the other Party, in accordance with Section 7.j of this Agreement, of such non-renewing Party’s intent not to renew the Agreement by no later than Sixty (60) days prior to the end of the Employment Term or the applicable Renewed Term. If such notice of non-renewal is delivered in accordance with this Section 2, this Agreement and Employee’s employment with the Company hereunder shall terminate as of the expiration of the Employment Term or Renewed Term, as applicable. For the avoidance of doubt, the Parties hereby acknowledge and agree that, notwithstanding the Employment Term, Employee’s employment is “at-will” and voluntary, and, therefore, that each Party is free to terminate this Agreement (and the employer-employee relationship that exists between them) at any time, subject and pursuant to Section 6 hereof and applicable law.
3.	Exclusive Employment; Place of Services.
a.Exclusive Employment. During Employee’s employment with the Company, Employee shall devote all of Employee’s working time, attention, knowledge, and skill(s) to the performance and fulfillment of Employee’s duties, responsibilities, and services for the Company, and Employee shall not at any time during the Employment Term engage in any other business, employment, or consulting or contractor work, unless Employee has first obtained prior written consent from the Company’s Chief Executive Officer.
b.Place of Services. Employee’s services during the Employment Term shall ordinarily be performed remotely in one or more locations of Employee’s choosing. Regardless of the Employee’s place of service, Employee shall be available, including by telecommuting via video conferencing or other electronic means, during all reasonable times throughout the Employment Term, and shall be available for reasonable business travel requirements on a limited, and temporary basis, in performance of the Employee’s duties. Notwithstanding anything in this Agreement to the contrary, Employee’s duties shall include travel relating to the Company’s business reasonably commensurate with Employee’s position with the Company.
4.	Compensation and Benefits.
a.Base Salary. During the Employment Term, the Company shall pay Employee an annualized salary in accordance with its regular payroll practices for an executive employee. Employee’s initial gross annual base salary shall be Five Hundred and Fifty Thousand and 00/100 United States Dollars ($550,000), subject to all offsets, prorations, deductions, foreign and domestic tax withholdings, and claw-backs as set forth in this Agreement and/or required under applicable law. Employee’s annual base salary, as adjusted from time to time as set forth herein, is referred to as the “Base Salary” in this Agreement. The Company’s Chief Executive Officer and/or the Compensation and Human Resources Committee of its Board of Directors (the “Compensation Committee”) shall annually review and may, in his or its sole discretion, adjust Employee’s Base Salary from time to time. Effective as of the date of any adjustment to Employee’s Base Salary, this Agreement shall be amended automatically without further action or writing by the Parties such that the Base Salary stated herein reflects the new Base Salary established by the Company for all purposes of this Agreement.

b.Annual Incentive Bonus. During the Employment Term, Employee shall be eligible to receive an annual discretionary cash performance-incentive bonus based on Employee’s Base Salary, with a target amount of One Hundred percent (100%) of Employee’s Base Salary, and a minimum target amount of Zero percent (0%) of Employee’s Base Salary (the “Incentive Bonus”). The Incentive Bonus shall be subject to conditions specified by the Compensation Committee or its delegee and awarded based on the determination of the Compensation Committee or its delegee, in its or their sole discretion, of Employee’s achievement during the applicable fiscal year of the performance objectives established for Employee as well as the Company’s overall performance during the applicable fiscal year. For the avoidance of doubt, Employee shall not be entitled to any Incentive Bonus amount for any applicable fiscal year, except as awarded by the Compensation Committee or its delegee(s) in its or their sole discretion. For each fiscal year during the Employment Term, the Compensation Committee (or its delegee, as appropriate) shall communicate the terms of Employee’s Incentive Bonus for such fiscal year, including, without limitation, Employee’s performance objectives for the applicable fiscal year and the applicable target amount of such Incentive Bonus (which shall be no less than Zero percent (0%) of Employee’s Base Salary). Following each completed fiscal year during the Employment Term, the Compensation Committee (or its delegee, as appropriate) shall evaluate Employee’s achievement of the performance objectives established with respect to the Incentive Bonus for Employee and the Company’s overall performance for the applicable fiscal year. Based on this evaluation, the Compensation Committee shall determine the final amount of the Incentive Bonus, if any, to be awarded to Employee. Incentive Bonus awards may, in the discretion of the Board or the Compensation Committee, and subject to conditions determined by the Board or the Compensation Committee, in either of their sole discretion, be granted as an Equity Award according to Section 4.c of this Agreement, or as a cash award. Nothing in this Section 4.b, nor anything in this Agreement, entitles or shall be interpreted to entitle Employee to any guaranteed minimum Incentive Bonus at any time during the Employment Term and Employee’s receipt of an Incentive Bonus is expressly contingent upon Employee being actively employed by the Company through the date that such Incentive Bonus is actually paid to Employee. All determinations with respect to any Incentive Bonus shall be made by the Board or Compensation Committee, as applicable, in its sole and reasonable discretion, and shall be final, conclusive, and binding on all Parties.
c.Equity Compensation. Subject to the terms and conditions of this Agreement, the Employee shall be eligible to receive, as additional compensation, awards of equity compensation (each an “Equity Award”), under the Company’s 2019 Equity Incentive Plan, as amended, or any successor equity incentive plan adopted by the Company from time to time after the Effective Date (the “Equity Plan”), including under the Company’s Long-Term Incentive Program adopted in 2023 under the Equity Plan (the “LTIP”). All Equity Awards shall be granted subject to the terms and conditions of the Equity Plan and an equity award agreement (each, an “Award Agreement”) to be entered into between the Company and Employee as of the grant date of such Equity Award. The Company grants its employees Equity Awards as additional long-term incentive compensation to better align employees’ interests with those of the Company’s stockholders. Accordingly, any Equity Award granted to Employee by the Company shall be subject to forfeiture until vesting. As set forth in the Equity Plan and the applicable Award Agreement, vesting of these Equity Awards may occur as a result of Employee’s continued service with the Company through designated vesting dates (a “Service-Based Award”), or as a result of the Employee’s or the Company’s achievement of certain performance objectives established by the Board from time to time, subject to Employee’s continued employment with the Company through the date the

Board determines the performance objective(s) has been achieved (a “Performance-Based Award”). Awards granted under the LTIP generally will consist of a Service-Based Award and a Performance-Based Award, both of which shall vest over a three-(3)-year period; however, the granting, term, composition, and amount of any Equity Awards granted under the LTIP and the Equity Plan are subject to the discretion of the Compensation Committee (who administers the Equity Plan and all Equity Awards granted thereunder), and nothing herein is, nor should it be interpreted or construed as being, an offer or a guarantee that Employee will be granted any Equity Award, including under the LTIP and the Equity Plan, at any time, or in any amount. For the avoidance of doubt, except as otherwise agreed by the Company in writing, Employee shall not be guaranteed any minimum Equity Award at any time during the Employment Term.

d.Benefits. During the Employment Term, Employee shall be entitled to participate in the Company’s employee benefit plans and programs, as then in effect, including without limitation group medical, dental, health and/or disability insurance plans, Code Section 401(k) plans, and Medicare/Social Security reimbursement plans, in accordance with and subject to the terms and conditions of those benefit plans and/or programs and any amendments thereto, including any and all provisions concerning eligibility for participation.
e.Paid Time Off. During the Employment Term, Employee shall be eligible to receive paid time off (“PTO”) for use as vacation leave, sick leave, and/or for other personal reasons, subject and pursuant to the Company’s PTO policy with respect to executive employees, as may be amended from time to time by the Company, in its sole discretion. To the extent permitted by applicable law, PTO shall not accrue to Employee, is not “earned” by Employee, and Employee is not entitled to receive any compensation for any unused PTO as of the termination of Employee’s employment or service with the Company, except as agreed in writing by the Company or as otherwise provided in the Company’s PTO policy as in effect at such time.
f.Expense Reimbursement. During the Employment Term, and subject to Section 7.p of this Agreement, the Company will reimburse Employee for reasonable, necessary, and documented out-of-pocket business expenses incurred by Employee on behalf of the Company in connection with the performance of Employee’s duties and in furtherance of the Company’s business in accordance with the Company’s travel and business expense policy, as may be amended from time to time.
g.Company Compensation Practices and Regulatory Compliance. Any payment or benefit conferred under this Section 4 or otherwise pursuant to this Agreement shall, subject to all applicable regulatory, tax, and legal requirements described under Section 7.p of this Agreement, be paid in accordance with the Company’s customary compensation practices and, as applicable, prorated for the actual number of days Employee was actively employed with the Company during the applicable fiscal year.
5.Restrictive Covenants. The Employee hereby acknowledges and agrees that Employee has read and understood, and continues to be bound by the terms of the Confidentiality and Non-Competition Agreement by and between the Company and Employee (the “CNCA”), which is incorporated herein by this reference. The Employee further understands and agrees that the Company may, in its sole discretion, update and amend the Employee’s CNCA from time to time, and the Employee will be required to sign any such amended agreement as a material term of this Agreement and a condition of continued employment or service with the Company. Notwithstanding anything contained in this Agreement to the contrary, nothing herein shall modify or limit the applicability of the confidentiality and/or restrictive covenants contained in the CNCA and/or any other agreement between the Parties, which shall be enforced according to their terms and read together to provide the greatest level of protection(s) to the Company and its confidential information (as that term is defined in the CNCA).

6.	Termination of Employment.
a.By the Company for Cause. Employee’s employment under this Agreement may be terminated by the Company at any time upon the occurrence of one or more of the following events (each of which shall be a termination event for “Cause”):
i.Employee willfully, recklessly, or with gross negligence fails to comply with any material term or aspect of the policies, standards, and regulations that the Company, in its sole discretion, establishes and/or implements in writing before and during the Employment Term;
ii.Employee commits any act of gross negligence, illegal conduct, embezzlement, theft, misappropriation, fraud, dishonesty, or other acts of misfeasance, malfeasance, and/or misconduct in the rendering of services to or on behalf of the Company;
iii.Employee willfully, recklessly, or with gross negligence fails to comply with any reasonable request of the person(s) to whom Employee reports;
iv.Employee fails to adequately, substantially, and/or continually perform to Company’s reasonable satisfaction the usual and customary duties of Employee’s employment, those duties reasonably requested of Employee and typically associated with Employee’s position, and/or those duties or expectations assigned by Company;
v.Employee breaches any material term or provision of this Agreement or any material term or provision of any other agreement between the Parties; or
vi.Employee is convicted of, or pleads guilty or nolo contendere to, any crime constituting a felony or any crime constituting a misdemeanor involving deceit, dishonesty, or moral turpitude, or otherwise commits any act which impairs Employee’s fitness to perform the Employee’s duties under this Agreement and/or damages the reputation of the Company, as determined in the sole and reasonable discretion of the Board.

Notwithstanding the foregoing, the Company may not terminate Employee’s employment or service under this Agreement for Cause under this Section 6.a without first providing Employee written notice of the event or condition(s) constituting Cause. Such notice must be given no later than Thirty (30) days after the date on which the event or condition(s) constituting Cause is first reasonably discovered by the Board. Upon the giving of such notice, and only if the event or condition is reasonably capable of being remedied by Employee, Employee shall have a period of Thirty (30) days during which Employee may remedy the event or condition(s) and, if so remedied, the Company may not terminate Employee’s employment under this Agreement for Cause for the event or condition that was remedied.

b.By the Company without Cause. Employee’s employment under this Agreement may be terminated by the Company without Cause upon providing written notice of termination to Employee Thirty (30) days in advance of such termination. For purposes of this Agreement “without Cause” shall mean any termination by the Company that is not (i) a termination for Cause as described and in accordance with Section 6.a above, or (ii) a termination because of death or Disability, as described Section 6.e below. Notwithstanding anything in this Agreement to the contrary, the Company may, in its sole and absolute discretion, advance the Employee’s termination date to an alternate termination date of the Company’s own choosing provided, however, that Employee shall be paid Employee’s Base Salary from the date that the Company provides written notice of termination through the end of the 30-day notice period provided for in this Section 6.b.

c.By Employee for Good Reason. Employee’s employment under this Agreement may be terminated by Employee at any time following written notice to the Company upon the occurrence of any of the following events or conditions (each of which shall be a termination event for “Good Reason”):
i.A material diminution in Employee’s Base Salary or employment benefits other than a general reduction in Base Salary and/or benefits that affects all similarly situated employees;
ii.	A material breach of this Agreement by the Company;
iii.A material diminution in Employee’s title, authorities, responsibilities, or duties without Employee’s consent (other than a temporary change while Employee is physically or mentally in capacitated or as required by applicable law);
iv.A relocation of Employee’s primary work location that would require the reasonable person to move Employee’s residence from its then current location if Employee does not consent to such relocation;
v.	The Company permanently ceases its business operations; and/or
vi.A Change in Control (as defined in Section 6.f below) of the Company and the Employee experiences any of the events set forth in the foregoing Sections 6.c.i through 6.c.v within either (A) the first 6 months following such Change in Control or (B) the Employment Term or any then-effective Renewed Term of this Agreement, whichever is later.

Notwithstanding the foregoing, Employee may not terminate Employee’s employment under this Agreement for Good Reason without first providing the Company advanced written notice of the event(s) and/or condition(s) constituting Good Reason, which notice must be given no later than Thirty (30) days after the date on which the event(s) and/or condition(s) constituting Good Reason first occurs. Upon the Company’s receipt of such notice, the Company shall then have Thirty (30) days during which it may remedy the event(s) and/or condition(s) (the “Company Notice Period”) and, if so remedied, Employee may not terminate his employment under this Agreement for Good Reason. If Employee fails to comply with the immediately preceding two sentences of this Section 6.c, such termination shall not be considered a termination for Good Reason. If the Company fails to cure the event(s) and/or conditions during the Company Notice Period, then the termination shall occur Thirty (30) days after the expiration of the Company Notice Period unless the Company, in its sole discretion, chooses to advance Employee’s termination date to an alternate termination date of the Company’s own choosing.

d.By Employee without Good Reason. Employee may terminate Employee’s employment under this Agreement without Good Reason by providing written notice of termination to the Company no less than One Hundred Eighty (180) days before the termination date. For purposes of this Agreement “without Good Reason” shall mean any termination by Employee that is not a termination due to death or Disability under Section 6.e, below, or for Good Reason as set forth and in accordance with Section 6.c, above. Notwithstanding anything in this Agreement to the contrary, the Company may, in its sole and absolute discretion, waive all or any part of the One Hundred Eighty (180)-day notice period for no consideration and advance the Employee’s termination date to an alternate termination date of the Company’s choosing.
e.Termination due to Death or Disability. Employee’s employment with the Company shall terminate immediately in the event of death or Disability of Employee. The term “Disability” means Employee’s inability to substantially perform his duties as CFO by reason of any medically determinable physical or mental impairment that, as determined by a physician chosen by the Company and reasonably acceptable to Employee, can be expected to: (i) result in death; (ii) last for a continuous period of at least Thirty (30) days; or (iii) endanger the Employee and/or others if Employee were to continue to perform Employee’s duties with the Company.

f.Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:
i.an acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or any future replacement thereof) by any individual, group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or any future replacement thereof), or entity (each, a “Person”) of Fifty Percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of this Section 6.f.i; or
ii.a change in the composition of the Board such that the individuals who constitute the Incumbent Board (such as defined herein) cease for any reason to constitute at least a majority of the Board. As used in this Section 6.f, the “Incumbent Board” means those individuals serving as members of the Board as of the Effective Date; provided, however, any subsequent individual serving on the Board who was (A) elected to serve as a member of the Board by the Company’s stockholders or (B) appointed to fill a vacancy on the Board shall be considered as though such individual were a member of the Incumbent Board only if such individual was nominated for election or appointed to serve on the Board by at least a majority of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any future replacement thereof) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
iii.consummation of a reorganization, merger or consolidation of the Company, or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which: (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than Fifty Percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of Outstanding Company Voting Securities; (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation (described in clause (A) of this Section 6.f.iii) resulting from such Corporate Transaction) will beneficially own, directly or indirectly, Forty Percent (40%) or more of the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction; and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

iv.	A complete liquidation or dissolution of the Company.

Notwithstanding any of the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect a Change in Control would result in the imposition of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) were to apply, but would not result in the imposition of any additional tax if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under the Code, as amended, (the “Treasury Regulations”) then “Change in Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A of the Code (“Section 409A”).

g.Payment of Accrued Obligations; Continuation of Benefits. Regardless of the reason for the termination of Employee’s employment with, or other qualifying “Separation from Service” (within the meaning of Treasury Regulations Section 1.409A-1(h), or future replacement thereof) from, the Company, Employee shall be entitled to receive payment in satisfaction of the following obligations accrued to Employee as of the effective date of such termination or Separation from Service (the “Termination Date”) which are outstanding as of the Termination Date (collectively, the “Accrued Obligations”): (A) all of the Employee’s Base Salary earned and unpaid through the Termination Date; (B) all of Employee’s PTO accrued and unused as of the Termination Date that is due upon termination of employment per the terms of the Company’s PTO policy; and (C) reimbursement of Employee’s properly reimbursable business expenses incurred and unreimbursed as of the Termination Date; provided, that, Employee must submit a final request for reimbursement of any such outstanding unreimbursed business expenses, together with such substantiation as may be requested or required pursuant to the Company’s employee expense reimbursement policy, by no later than Thirty (30) business days following the Termination Date to receive reimbursement of such employee business expenses. Except with respect to reimbursement of Employee’s outstanding reimbursable employee business expenses, all Accrued Obligations shall be due and payable to Employee (or Employee’s estate or beneficiaries, as the case may be) on the first regular payday following the Termination Date (or sooner if required by law). In addition to satisfaction of the Accrued Obligations, Employee shall continue to receive coverage under the Company’s then-effective group medical insurance policies and employee benefit programs through the end of the month of the Termination Date, except as required by applicable law and the terms of applicable Company group medical insurance policy and employee benefit program agreements. For the avoidance of doubt, except for as provided in Section 6.h below, Employee shall be entitled to receive only payment of the Accrued Obligations and continuation of the Company employee benefits set forth in this Section 6.g in connection with the cessation of Employee’s employment with the Company, and, upon payment of such Accrued Obligations, Employee shall not be entitled to any further compensation or benefits from the Company (including its subsidiaries and affiliates), except as specifically provided herein, or as otherwise agreed by the Company in writing.
h.Severance. Company and Employee (or Employee’s estate or beneficiaries, as the case may be) shall enter into a separation agreement and general release, substantially in form attached as Exhibit “A” hereto (the “Severance Agreement”) by no later than Twenty (20) business days following the Termination Date or such earlier time as provided by the Severance Agreement (and any applicable revocation period in the Severance Agreement expires no later than Sixty (60) days following the Termination Date), pursuant to which Company shall pay to Employee (or Employee’s estate or beneficiaries, as the case may be), in exchange for the execution, non-revocation, and compliance with the terms of the Severance Agreement by the Employee (or Employee’s estate or beneficiaries, as the case may be), the applicable amounts specified in Sections 6.h.i through 6.h.v, below (the “Severance Payments”) in accordance with the Severance Agreement; provided, however, neither Party shall be obligated to enter into the Severance Agreement if Employee’s employment with the Company is terminated: (i) by the Company for Cause; or (ii) by Employee without Good Reason and Employee fails to provide the advance written notice required by Section 6.d of this Agreement. The Severance Payments shall not become due and payable unless and until the Severance Agreement between the Company and Employee has become effective, binding, and irrevocable on the parties thereto; provided, however, that if the Company (or applicable successor-in-interest to the Company) fails to execute and deliver the Severance Agreement in accordance with this Section 6.h within Twenty (20) business days following the Termination Date, the Company shall be deemed in material default of its obligations under this Agreement, and the applicable Severance Payments that would have been due to Employee had the Severance Agreement been entered into in accordance with this Section 6.h shall immediately become due and payable to Employee, without further action by, or agreement of, the Employee. Accordingly, pursuant to the Severance Agreement, Employee shall be entitled to receive the following Severance Payments:

i.Termination by Company for Cause; Termination by Employee without Good Reason (without Notice); Non-Renewal of Employment Term by Employee (without Notice). If the Company terminates Employee’s employment for Cause, or if Employee terminates Employee’s employment hereunder without Good Reason or Employee does not renew the term of their employment with the Company and Employee fails to provide advance notice required by Section

6.d of this Agreement, then the Employee (or Employee’s estate or beneficiaries, as the case may be) shall not receive any Severance Payments and shall only be entitled to receive payment of the Accrued Obligations; therefore, upon payment of such amounts, Employee shall not be entitled to receive any additional remuneration from the Company under this Agreement with respect to Employee’s employment with the Company.

ii.Termination by Employee without Good Reason (with Notice). If Employee terminates Employee’s employment hereunder without Good Reason and provides the Company with advance written notice of such termination as required by Section 6.d of this Agreement Employee (or Employee’s estate or beneficiaries, as the case may be) shall receive payment of the Accrued Obligations and the following Severance Payments, subject to Employee timely entering into the Severance Agreement: (A) the Incentive Bonus to which Employee would have been entitled under Section 4.b of this Agreement, had Employee remained employed with the Company through the end of the calendar year in which the Termination Date occurs, as if Employee had continued employment with the Company through the date on which such Incentive Bonus would have been paid, calculated assuming achievement of Twenty-Five Percent (25%) of the performance targets of such Incentive Bonus for the applicable fiscal year, prorated through the Termination Date; and (B) One (1) month of the Employee’s then-effective Base Salary.
iii.Termination due to Non-Renewal of Employment Term by Company. If Company elects under Section 2 hereof not to renew the term of Employee’s employment with Company hereunder, Employee (or Employee’s estate or beneficiaries, as the case may be) shall receive payment of the Accrued Obligations and the following Severance Payments, subject to Employee timely entering into the Severance Agreement: (A) the Incentive Bonus to which Employee would have been entitled under Section 4.b of this Agreement, had Employee remained employed with the Company through the end of the calendar year in which the Termination Date occurs, as if Employee had continued employment with the Company through the date on which such Incentive Bonus would have been paid, calculated assuming achievement of Twenty-Five Percent (25%) of the performance targets of such Incentive Bonus for the applicable fiscal year, prorated through the Termination Date; and (B) Three (3) months of the Employee’s then-effective Base Salary.
iv.Termination by Company without Cause; Termination by Employee for Good Reason (other than incident to a Change in Control). If Employee’s employment with the Company is terminated by the Company without Cause or by the Employee for Good Reason in accordance with Section 6.c hereof (other than incident to a Change in Control), then Employee (or Employee’s estate or beneficiaries, as the case may be) shall receive payment of the Accrued Obligations and the following Severance Payments, subject to Employee timely entering into the Severance Agreement: (A) the Incentive Bonus to which Employee would have been entitled under Section 4.b of this Agreement had Employee remained employed with the Company through the end of the calendar year in which the Termination Date occurs, as if Employee had continued employment with the Company through the date on which such Incentive Bonus would have been paid, calculated assuming achievement of One Hundred Percent (100%) of the performance targets of such Incentive Bonus for the applicable fiscal year, prorated through the Termination Date; (B) payment of an amount equal to the lesser of: (1) One Hundred Percent (100%) of the sum of Employee’s then-effective Base Salary that would have be paid to Employee through the end of the Employment Term (or then-applicable Renewed Term) had Employee’s employment with the Company not ceased; and (2) Twelve (12) months of the Employee’s then-effective Base Salary; (C) acceleration of the vesting of that portion of all outstanding Service-Based Awards granted to Employee under the Equity Plan that would have vested within Twelve (12) months following the Termination Date but for the cessation of Employee’s employment with the Company, such that such Equity Awards shall be deemed vested immediately as of the Termination Date; and (D) continuation of the vesting of all outstanding Performance-Based Awards granted to Employee under the Equity Plan as if Employee’s employment with the Company had not ceased prior to the end of the applicable performance period with such vesting calculated based on actual performance; provided, however, if the applicable performance period is extended or the vesting or performance conditions are materially changed to Employee’s detriment or the Company fails to certify the performance achievement with respect to any such outstanding Performance-Based Awards within Sixty (60) days following the end of the applicable performance period, then such Performance-Based Awards will vest immediately upon the occurrence of any such event assuming achievement of the maximum level of performance.

v.Termination by Company without Cause or by Employee with Good Reason Incident to Change in Control. If Employee terminates Employee’s employment with the Company for Good Reason consistent with the rules and procedures set forth in Section 6.c.vi of this Agreement, or if Employee’s employment with the Company is terminated by the Company for any reason other than for “Cause” (as defined in Section 6.a hereof) within Six (6) months of a Change in Control of the Company, Employee (or Employee’s estate or beneficiaries, as the case may be) shall receive payment of the Accrued Obligations and the following Severance Payments, subject to Employee timely entering into the Severance Agreement: (A) One Hundred Percent (100%) of the target amount of the Incentive Bonus to which Employee would have been entitled under Section 4.b of this Agreement had Employee remained employed with the Company through the date on which such Incentive Bonus would have been paid, without proration; (B) an amount equal to the greater of: (1) the sum of the Employee’s Base Salary that would have been paid to Employee through the end of the Employment Term (or then-applicable Renewed Term) had Employee’s employment with the Company not ceased; and (2) Twelve (12) months of the Employee’s Base Salary as in effect as of the Termination Date; (C) acceleration of the vesting of all outstanding Service-Based Awards granted to Employee under the Equity Plan which remain unvested as of the Termination Date, such that vesting of such Service-Based Awards shall be deemed to have occurred as of the Termination Date; and (D) acceleration of the vesting of all outstanding Performance-Based Awards granted to Employee under the Equity Plan which remain unvested as of the Termination Date, as if Employee’s employment with the Company had not ceased prior to the end of the performance period for such award(s) calculated assuming achievement of the maximum level of performance, such that vesting of such Performance-Based Awards shall be deemed to have occurred as of the Termination Date.

vi.Termination due to death or Disability. If Employee’s employment hereunder is terminated because of Employee’s death or Disability, then Employee (or Employee’s estate or beneficiaries, as the case may be) shall receive payment of the Accrued Obligations and the following Severance Payments, subject to Employee (or Employee’s estate or beneficiaries, as the case may be) timely entering into the Severance Agreement: (A) the Incentive Bonus to which Employee would have been entitled under Section 4.b of this Agreement had Employee remained employed with the Company through the date on which such Incentive Bonus would have been paid, calculated assuming performance achievement of Fifty Percent (50%) of the target amount for the applicable fiscal year, prorated through the Termination Date; (B) payment of an amount equal to Six (6) months of Employee’s then-effective Base Salary; (C) acceleration of the vesting of Fifty Percent (50%) of all outstanding Service-Based Awards granted to Employee under the Equity Plan that would have vested within the Twelve (12) months following the Termination Date but for the cessation of Employee’s employment with the Company, such that such Equity Awards shall be deemed vested immediately as of the Termination Date; and (D) continuation of the vesting of all outstanding Performance-Based Awards granted to Employee under the Equity Plan as if Employee’s employment with the Company had not ceased prior to the end of the applicable performance period with such vesting calculated based on actual performance; provided, however, if the applicable performance period is extended or the vesting or performance conditions are materially changed to Employee’s detriment or the Company fails to certify the performance achievement with respect to any such outstanding Performance-Based Awards within Sixty (60) days following the end of the applicable performance period, then such Performance-Based Awards will vest immediately upon the occurrence of any such event assuming achievement of the maximum level of performance.
vii.Form and Time of Payment for Severance Benefits. The amount of the Severance Benefit payable under Section 6(h) above will be paid in a lump sum, less applicable tax withholdings as follows: (A) 50% of cash severance benefits shall be paid to an Employee within

20 business days following the Employee’s entry into the Severance Agreement, with the remainder payable 6 months and 1 day following the Termination Date; (B) any Service-Based Awards entitled to pro rata vesting that would have otherwise become vested and been settled solely based on the performance of service will be settled no later than Five (5) business days following the date of the Employee’s entry into the Severance Agreement; and (C) any Performance-Based Awards entitled to accelerated vesting that would otherwise have become vested and been settled, in whole or in part, based on performance for which the applicable performance period has not ended on or prior to the Employee’s Termination Date will be settled no later than Five (5) business days following the date of the Employee’s entry into the Severance Agreement. All payments and benefits under this Agreement shall be subject to, and made net of, applicable deductions and withholdings.

i.Treatment of Equity. Other than pursuant to the Severance Agreement as set forth in the foregoing Sections 6.h.i through 6.h.v., and except with respect to applicable regulatory, tax, and legal requirements described under Section 7.p of this Agreement, any Equity Awards granted to Employee shall remain governed by the Equity Plan and the applicable Equity Award Agreement between Employee and the Company.

j.Regulatory Adjustments. All amounts which may become payable to Employee under this Section 6 in connection with the cessation of Employee’s employment with the Company, including any Severance Payments, shall be subject to all applicable regulatory, tax, and legal requirements described under Section 7.p of this Agreement.
k.Effect of Termination; Resignation and Removal from all Company Positions. Notwithstanding anything in this Agreement to the contrary, upon termination of Employee’s employment hereunder for any reason, Employee agrees: (i) to immediately deliver to the Company all Property (as that term is defined in the CNCA) and records (including all copies thereof) of the Company; (ii) that the Company shall have the right, without limitation, to withhold and retain any amounts that might otherwise be owed to the Employee to offset any amounts or debts owed by Employee to the Company; and (iii) that the Company shall, subject to applicable laws, further have the right to withhold the payment of any amounts that might otherwise be owed to Employee until such time as the Company determines, to its reasonable satisfaction, that any and all proprietary and confidential information, regardless of the medium on which it is embodied (e.g., laptop computer), has been returned to the Company and that Employee has not retained copies thereof. Furthermore, except as specifically agreed by the Company in writing, upon the cessation of Employee’s employment with the Company, Employee shall be deemed to have resigned and/or been removed from all positions that the Executive holds (or previously held) with the Company or any of the Company’s affiliated and/or related entities, effective immediately as of the Termination Date.

7.	Miscellaneous.
a.Section Headers; Gender and Number. The section headings in this Agreement are for the Parties’ convenience only and are not intended to govern, limit, or affect the meanings of the sections. Singular and plural nouns and pronouns shall mean the singular or plural and the masculine, feminine, or neuter genders as permitted by the context in which the words are used.
b.	Representations by Employee. The Employee represents and warrants to the Company that:
i.The Employee’s acceptance of employment under this Agreement with the Company and the performance of the Employee’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Employee is a party or is otherwise bound;
ii.The Employee’s acceptance of employment under this Agreement with the Company and the performance of the Employee’s duties hereunder will not violate any non-solicitation, non-competition, non-disclosure, or other similar covenant or agreement between the Employee and a prior employer of the Employee;
iii.The Employee’s representations to the Company regarding the Employee’s prior employment have been truthful and accurate; and
iv.Employee shall immediately notify the Company of any issues that arise that could conflict with the representations, warranties, and obligations set forth herein, including without limitation, any demands, claims, notices, or requests made by third parties that could adversely impact Employee’s ability to perform services as the CFO.
c.Cooperation.  The Parties agree that certain matters in which Employee will be involved during the Employment Term may necessitate Employee’s cooperation in the future. Accordingly, following the termination of Employee’s employment for any reason, to the extent requested by the Company, Employee shall provide to the Company reasonable levels of assistance in answering questions about the Company’s business, transition of responsibility, legal matters, and/or litigation. The Company shall make reasonable efforts to minimize the disruption of Employee’s other activities.
d.Entire Agreement; Modification. Unless specifically provided herein, this Agreement, along with all exhibits and/or attachments hereto (including without limitation the Equity Award Agreements entered into between the Parties and the CNCA) constitutes the entire understanding between Employee and the Company with respect to the subject matter hereof and supersedes all prior understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter hereof. The Parties are not relying upon any representations or promises not set forth in this Agreement. Except as provided here, this Agreement may not be amended or modified except in a writing signed by both Parties.

e.Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions set forth in this Agreement (including the CNCA) shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other times. No waiver by the Company of a breach by Employee of any provision of this Agreement (including the CNCA) shall be binding upon the Company unless the same is in writing, signed by a duly authorized representative of the Company, and any such waiver shall not operate or be construed as a waiver of any subsequent breach.
f.Severability. If it is determined by a court of competent jurisdiction that any of the provisions of this Agreement is invalid or unenforceable, such determination shall not affect the validity of the remaining provisions in this Agreement, each of which shall survive and be given full force and effect. A court of competent jurisdiction may modify and bring about a modification of any invalid or unenforceable provision to make it enforceable under applicable law.
g.Assignment. The Company may assign this Agreement (including the CNCA) and, if assigned, the assignee has the right to seek enforcement of the Agreement (including the CNCA). Since this Agreement and the Employee’s rights and obligations hereunder are personal to Employee, Employee cannot assign this Agreement (including the CNCA) to any other person or entity.
h.Indemnification of Company. Employee agrees to indemnify, defend, and hold the Company, its Affiliates, and their officers, directors and employees harmless from and against any claims (including without limitation losses, damages, attorneys’ fees and costs) by third parties alleging that Employee’s employment with the Company hereunder constitutes unlawful activity, breaches an obligation of Employee, or otherwise subjects the Company and its Affiliates to potential liability as a result of Employee’s employment with the Company.
i.Indemnification of Employee. The Company agrees to indemnify, defend, and hold the Employee harmless from and against claims as provided for under the Company’s Articles of Incorporation and the Company’s Bylaws in effect from time to time.
j.Notices. All notices and other communications required to be given under this Agreement (including the CNCA) shall be in writing and shall be delivered to the Party in person, via e-mail or as an attachment to an e-mail transmission to the Party’s e-mail address, or by overnight carrier service by a recognized business courier (such as FedEx or UPS). A notice and/or other communication to be given hereunder shall be considered effective: (a) on the date of delivery if personally delivered against a written receipt; (b) on the date of delivery if sent by e-mail transmission or as an attachment to an e-mail transmission, with a delivery receipt; or (c) on the first business day following the date of dispatch if delivered to a recognized business courier service (such as DHL Courier, FedEx, or UPS) for overnight delivery.
k.Survival. Notwithstanding anything in this Agreement to the contrary, and for the avoidance of any doubt, the termination of Employee’s employment under this Agreement for any reason shall not affect the CNCA or any of the covenants, warranties, and agreements in Sections 4.g, 5, 6, and 7 (including all applicable subparts) of this Agreement, each of which shall survive such termination of the Employment Term, the Parties’ employment relationship, and this Agreement.

l.Governing Law; Jurisdiction and Venue; Attorney’s Fees and Costs. The validity, construction, and performance of this Agreement (including the CNCA) shall be governed by the laws of the State of Colorado without giving effect to conflict of law principles. Except as otherwise may be required by the Company to obtain equitable injunctive relief under this Agreement, the CNCA, and/or any other agreement between the Parties, jurisdiction for all actions or proceedings arising under this Agreement (including the CNCA) shall be exclusive to a state or federal court of competent jurisdiction located in or with jurisdiction for the City of Castle Rock in the County of Douglas, Colorado, USA. The Parties hereby irrevocably subject and consent to the jurisdiction of such courts and waive the defense of inconvenient forum related to any action or proceeding in such venue. Should an action be commenced for a breach of and/or to enforce the terms of this Agreement (including the CNCA), the prevailing party in such an action shall be entitled to recover from the non-prevailing party, in addition to all other legal and/or equitable remedies, all costs of litigation, including reasonable attorneys’ fees.
m.Pre-Suit Mediation. Except with respect to any injunctive relief sought by the Company under this Agreement, the CNCA, and/or any other agreement between the Parties, each of the Parties knowingly, voluntarily, and intentionally agrees to and shall participate in a mediation conference before filing any complaint, charge, or accusatory pleading or document, or otherwise commencing any legal or administrative action or proceeding against the other Party with a federal, state, or local agency and/or in a court of competent jurisdiction. The Parties agree that the mediation conference shall be convened in City of Austin in the County of Travis, Texas, USA, and to cooperate in the selection of a mutually agreeable mediator. The Parties shall split equally the cost of the mediator. The Parties also agree to bear their own respective attorney’s fees and costs for mediation under this Section 7.m. For the avoidance of any doubt, except as provided herein, the mediation requirement of this Section 7.m is a condition precedent to any action, proceeding, and/or litigation between the Parties.
n.WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, THE PARTIES KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY AGREE TO, AND DO HEREBY, WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION, CAUSE OF ACTION, CLAIM, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER: (I) BASED ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH EMPLOYEE’S EMPLOYMENT WITH THE COMPANY; (II) BASED ON THIS AGREEMENT (INCLUDING THE CNCA) OR ARISING OUT OF, UNDER, OR RELATING TO THIS AGREEMENT (INCLUDING THE CNCA); AND/OR (III) BASED ON ANY ALLEGED ACTION, INACTION, OR OMISSION OF EITHER PARTY TO THIS AGREEMENT.
o.Construction. The essential terms and conditions contained in this Agreement have been mutually negotiated between the Parties. The Parties agree that the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. No ambiguity or uncertainty in this Agreement shall be construed or interpreted in favor of or against any Party.
p.Compliance with Applicable Regulatory, Tax, and Legal Requirements. Any payments or benefits which may be conferred under this Agreement shall be subject to and administered in compliance with all regulatory, tax, and legal requirements applicable to Employee or the Company, including, without limitation, the following:
i.Tax Withholding. The Company may, but shall not be required by the Employee to, withhold from any compensation or benefits payable to Employee all applicable taxes and make any other deductions and withholdings as the Company, in its sole and absolute discretion, determines are required or permitted by law.

ii.Code Section 409A. To the extent applicable to Employee, this Agreement and all payments, distributions or other benefits hereunder shall comply and be administered in accordance with the requirements of, or an exemption or exclusion to, Section 409A and the Treasury Regulations promulgated thereunder, as well as any applicable equivalent State law. To the extent any provision or term of this Agreement is ambiguous as to its compliance in this respect, such provision or term and all payments hereunder shall be interpreted to comply with the requirements of, or an exemption or exclusion to, Section 409A, as well as any applicable equivalent State law. For the avoidance of doubt, notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” (as defined in Treasury Regulations Section 1.409A-1(i)), then, to the extent required under Treasure Regulation Section 1.409A-3(i)(2), any payments that constitute a “nonqualified deferral of compensation” that become due upon the Participant’s “Separation from Service” (other than due to the Employee’s death) and that would have been made under the terms of the Plan within the six-month period commencing on the Employee’s Separation from Service shall be delayed and instead be made as soon as practicable after the earlier of the end of such six-month period or Employee’s death. For purposes of this Section 7.p, the terms “specified employee”, and “nonqualified deferral of compensation” have the meanings given to them under Section 409A. Any provision that would cause this Agreement or a payment, distribution, or other benefit hereunder to fail to comply with the requirements of, or an exemption or exclusion to, Section 409A, as well as any applicable equivalent State law, shall have no force or effect and the Parties agree that, to the extent an amendment would be effective, this Agreement shall be amended to comply with the requirements of, or an exemption or exclusion to, Section 409A, as well as any applicable equivalent State law. Such amendment shall be retroactive to the extent permitted by law. For purposes of this Agreement, Employee shall not be deemed to have terminated employment unless and until a Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(h) has occurred. Each payment under Section 6.g and 6.h of this Agreement shall be treated as a separate payment for purposes of Section 409A. Any expense reimbursements required to be made under this Agreement shall be made not later than December 31st of the year following the year in which Employee incurs the expense; provided that in no event shall the amount of expenses eligible for payment or reimbursement by the Company in one calendar year affect the amount of expenses to be paid or reimbursed in any other calendar year. The Executive’s right to expense reimbursement shall not be subject to liquidation or exchange for another benefit.
iii.Code Section 280G. To the extent applicable to Employee, if any of the payments or benefits received or to be received by Employee constitute “Parachute Payments” within the meaning of Code Section 280G (each, a “Section 280G Payment”) and would, but for this Section 7.p.iii, be subject to the excise tax imposed under Code Section 4999 (the “Golden Parachute Tax”), then, prior to making such Section 280G Payment, a calculation shall be made comparing (A) the Net Benefit (as defined below) to Employee of the Section 280G Payment to (B) the Net Benefit to Employee if the Section 280G Payment is limited to the extent necessary to avoid being subject to the Golden Parachute Tax. Only if the amount calculated under (A) above is less than the amount under (B) above will the Section 280G Payment be reduced, and then, only to the minimum extent necessary to ensure that no portion of the Section 280G Payment is subject to the Golden Parachute Tax. For purposes of this Section 7.p.iii, only, “Net Benefit” shall mean the present value of the payment, net of all federal, state, local, foreign income, employment, and excise taxes, including the Golden Parachute Tax. Any reduction made pursuant to this Section 7.p.iii shall be made in accordance with the requirements of Code Section 409A as follows: (X) first, reduction of cash payments and benefits, in reverse order of the date of payment; (Y) second, cancellation of vesting acceleration of equity awards, in reverse order of the date of grant; and (Z) third, reduction of other non-cash payments and benefits, in reverse order of the date the payment or benefit is to be provided. If the same payment or award date applies to more than one payment or benefit within any of the foregoing categories, the reduction will apply to each such payment or benefit on a pro-

rata basis. All calculations and determinations under this Section 7.p.iii shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”), whose determinations shall be conclusive and binding on the Company and Employee for all purposes. The Company and Employee shall furnish the Tax Counsel with such information and documents as requested by the Tax Counsel to make its determinations under this Section 7.p.iii, and the Company shall bear all costs incurred by the Tax Counsel under this Section 7.p.iii.

iv.Regulatory Claw-back. Notwithstanding any other provisions in this Agreement to the contrary, any compensation (whether cash-, equity-, or incentive-based, or otherwise) paid to Employee under this Agreement or any other agreement or arrangement between the Company and Employee which is subject to recovery under any law, government regulation, or stock exchange listing requirement shall be subject to such deductions and claw-back as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), without regard for any termination, severance, or other agreement with respect to Employee’s separation from service with the Company.
q.Full Understanding; Acknowledgment. Employee acknowledges and agrees that Employee has thoroughly read the terms of this Agreement before signing. Employee further acknowledges and agrees that, by signing this Agreement, Employee knowingly and voluntarily consents to the terms contained herein.
r.Counterparts. This Agreement (including the CNCA) may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts together shall constitute one and the same Agreement. Signing of this Agreement (including the CNCA) and transmission of the signed Agreement (including the CNCA) by electronic document transfer will be acceptable and binding upon the parties as of the Effective Date.

[Signature Page to Riot Platforms, Inc. Amended and Restated Executive Employment Agreement]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Executive Employment Agreement, effective as of the Effective Date set forth herein.

EMPLOYEE

/s/ Jason Chung

Jason Chung

Date: January 1, 2026

RIOT PLATFORMS, INC.

By: /s/ Jason Les

Name: Jason Les

Title: Chief Executive Officer Date: January 1, 2026

Attachments/Exhibits:Exhibit “A” CNCA

Exhibit “B” Form of Severance Agreement